EXHIBIT 5

[O’Melveny & Myers LLP Letterhead]

December 23, 2003

Variflex, Inc.

5152 North Commerce Avenue

Moorpark, California 93021

Re:	Registration of Securities of Variflex, Inc.

Ladies and Gentlemen:

In connection with the registration of up to 1,050,000 shares (the “Shares”) of Common Stock of Variflex, Inc., a Delaware corporation (the “Company”), par value $0.001 per share (the “Common Stock”), under the Securities Act of 1933, as amended (the “Act”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, up to 250,000 of such Shares (the “Director Plan Shares”) to be issued or delivered pursuant to the Company’s 1998 Stock Option Plan and Compensation Plan for Non-Employee Directors (the “Director Plan”) and up to 800,000 of such Shares (the “Stock Plan Shares”) to be issued or delivered pursuant to the Company’s Amended and Restated 1994 Variflex Stock Plan (the “Stock Plan”), you have requested our opinion set forth below.

In our capacity as such counsel, we have examined originals or copies of those corporate and other records of the Company that we considered appropriate.

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

(1)	the Director Plan Shares and the Stock Plan Shares have been duly authorized by all necessary corporate action on the part of the Company; and

(2)	when issued in accordance with such authorization, the provisions of the Director Plan or the Stock Plan, as applicable, and relevant agreements duly authorized by and in accordance with the terms of the Director Plan or the Stock Plan, as applicable, and upon payment for and delivery of the Shares as contemplated in accordance with the Director Plan or the Stock Plan, as applicable, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/    O’Melveny & Myers LLP